Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2019 Results

HOLLAND, Mich. (January 23, 2020) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the fourth quarter and full year of 2019, reflecting continued strong financial performance.

•	Net income of $8.2 million in fourth quarter 2019 versus $7.0 million in fourth quarter 2018 – up 16%
•	Full year 2019 net income of $32.0 million versus $26.4 million in 2018 – up 21%
•	Strong profitability for the full year 2019 with return on average assets and average equity of 1.59% and 15.66%, respectively
•	Continued trend of increased total revenue while holding expenses flat
o	Full year 2019 total revenue up $6.1 million, or 7.9%, over 2018
o	Full year 2019 non-interest expense down $105,000 from 2018
•	Commercial loans grew by $16.0 million, or 1.5%, from year end 2018
•	Core deposit balances up by $76.6 million, or 4.6%, from year end 2018
•	Asset quality metrics remained strong
•	Redemption of $20.0 million in trust preferred securities at year end 2019

Macatawa reported net income of $8.2 million, or $0.24 per diluted share, in the fourth quarter 2019 compared to $7.0 million, or $0.21 per diluted share, in the fourth quarter 2018.  For the full year 2019, Macatawa reported net income of $32.0 million, or $0.94 per diluted share, compared to $26.4 million, or $0.78 per diluted share, for the same period in 2018.

“Despite a stubbornly flat yield curve, we continue to deliver strong growth and increased profitability,” said Ronald L. Haan, President & CEO of the Company.  “Growth in earning assets, core deposits, and higher than anticipated mortgage revenues combined to deliver a sixteen percent increase in net income in the fourth quarter 2019 compared to the fourth quarter 2018, and a twenty one percent increase in net income for the full year 2019 compared to 2018.  Operating expenses remain well managed.  We are grateful for the continued support we receive from our expanding list of customers.”

Mr. Haan concluded, “Building a well-disciplined company that will deliver superior financial services to the communities of Western Michigan, and also provide strong and consistent financial performance remains our goal.  We achieved significant and measurable financial success during 2019, and remain well positioned for 2020 and beyond.”

Macatawa Bank Corporation 4Q Results / page 2 of 5

Operating Results
Net interest income for the fourth quarter 2019 totaled $15.7 million, a decrease of $161,000 from the third quarter 2019 and an increase of $47,000 from the fourth quarter 2018.  Net interest margin for the fourth quarter 2019 was 3.24 percent, down 5 basis points from the third quarter 2019, and down 22 basis points from the fourth quarter 2018.  Net interest margin in the third and fourth quarters 2019 was negatively impacted by higher balances of short-term investments resulting from significant inflows of municipal and other deposit balances.  Short-term investment balances were up 59 percent in the third quarter 2019 from the second quarter 2019 and up 84% at year end 2019 compared to year end 2018.  While positive interest margin was achieved on the deposit inflows, it was lower than the Company’s overall net interest margin, thereby causing a margin decline.  The Company’s redemption of $20.0 million in trust preferred securities at December 31, 2019 will have a positive impact on net interest income and net interest margin in 2020.

Average interest earning assets for the fourth quarter 2019 increased $10.0 million from the third quarter 2019 and were up $125.1 million from the fourth quarter 2018.  Decreases in market interest rates in 2019 and the resulting impact on net interest income and net interest margin offset the effect of this growth in average interest earning assets.

Non-interest income decreased $124,000 in the fourth quarter 2019 compared to the third quarter 2019 and increased $684,000 from the fourth quarter 2018.  These changes were largely due to changes in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the fourth quarter 2019 were down $127,000 compared to the third quarter 2019 and were up $406,000 from the fourth quarter 2018.  The Company originated $28.6 million in mortgage loans for sale in the fourth quarter 2019 compared to $24.6 million in the third quarter 2019 and $10.3 million in the fourth quarter 2018.  This increase in production is due to a declining mortgage rate environment as well as customer preference for loan types that are typically sold (long-term fixed rate loans).  Also positively impacting non-interest income in the fourth quarter 2019 were increases in trust and brokerage fee income.

Non-interest expense was $10.6 million for the fourth quarter 2019, compared to $11.0 million for the third quarter 2019 and $10.4 million for the fourth quarter 2018.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $488,000 compared to the third quarter 2019 and were down $481,000 compared to the fourth quarter 2018.  The decrease compared to the third quarter 2019 and the fourth quarter 2018 was primarily due to a lower level of medical insurance costs in the fourth quarter 2019 more than offsetting the impact of higher variable based compensation from higher mortgage production volume.

Nonperforming asset expenses remained low at just $139,000 in the fourth quarter 2019.  This was an increase of $93,000 compared to the third quarter 2019 and an increase of $721,000 compared to the fourth quarter 2018 when net gains on sales of properties were realized.  There were net losses on sales of foreclosed properties totaling $45,000 in the fourth quarter 2019 while there were no net gains or losses realized in the third quarter 2019, and net gains of $657,000 realized on such sales in the fourth quarter 2018.  Furniture and equipment expenses were down $64,000 in the fourth quarter 2019 compared to the third quarter 2019 and were up $36,000 compared to the fourth quarter 2018.  The changes were due primarily to technology service contracts.  The Company incurred no FDIC assessment expense in the third and fourth quarters 2019 due to assessment credits applied by the FDIC.  Other categories of non-interest expense were relatively stable compared to the third quarter 2019 and the fourth quarter 2018.

Macatawa Bank Corporation 4Q Results / page 3 of 5

Federal income tax expense was $1.9 million for the fourth quarter 2019 compared to $1.9 million for the third quarter 2019 and $1.7 million for the fourth quarter 2018.  The effective tax rate was 19.2 percent for the fourth quarter 2019, compared to 18.7 percent for the third quarter 2019 and 19.8 percent for the fourth quarter 2018.

Asset Quality
The Company’s asset quality remained strong in the fourth quarter 2019 and the Company again experienced net loan recoveries for the quarter.  No provision for loan losses was recorded in the fourth quarter 2019 or in the third quarter 2019.  The Company recorded a provision for loan losses of $850,000 in the fourth quarter 2018.  Net loan recoveries for the fourth quarter 2019 were $55,000, compared to net loan recoveries of $259,000 in the third quarter 2019 and net loan charge-offs of $776,000 in the fourth quarter 2018.  The Company has experienced net loan recoveries in nineteen of the past twenty quarters. Total loans past due on payments by 30 days or more were $405,000 at December 31, 2019, compared to $207,000 at September 30, 2019 and $877,000 at December 31, 2018.  Delinquency as a percentage of total loans was a nominal 0.03 percent at December 31, 2019.

The allowance for loan losses of $17.2 million was 1.24 percent of total loans at December 31, 2019, compared to 1.24 percent of total loans at September 30, 2019, and 1.20 percent at December 31, 2018.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 85-to-1 as of December 31, 2019.

At December 31, 2019, the Company's nonperforming loans were $203,000, representing 0.02 percent of total loans.  This compares to $211,000 (0.02 percent of total loans) at September 30, 2019 and $1.3 million (0.09 percent of total loans) at December 31, 2018.  Other real estate owned and repossessed assets were $2.7 million at December 31, 2019, compared to $3.1 million at September 30, 2019 and $3.4 million at December 31, 2018. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $1.7 million, or 37 percent, from December 31, 2018 to December 31, 2019.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018

Commercial Real Estate	$98	$102	$102	$213	$318
Commercial and Industrial	---	---	---	---	873
Total Commercial Loans	98	102	102	213	1,191
Residential Mortgage Loans	105	109	191	195	112
Consumer Loans	---	---	---	1	1
Total Non-Performing Loans	$203	$211	$293	$409	$1,304

Macatawa Bank Corporation 4Q Results / page 4 of 5

Total non-performing assets were $3.0 million, or 0.1 percent of total assets, at December 31, 2019.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018

Non-Performing Loans	$203	$211	$293	$409	$1,304
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,748	3,109	3,067	3,261	3,380
Total Non-Performing Assets	$2,951	$3,320	$3,360	$3,670	$4,684

Balance Sheet, Liquidity and Capital
Total assets were $2.07 billion at December 31, 2019, a decrease of $74.4 million from $2.14 billion at September 30, 2019 and an increase of $95.0 million from $1.98 billion at December 31, 2018.  Total loans were $1.39 billion at December 31, 2019, an increase of $8.4 million from $1.38 billion at September 30, 2019 and a decrease of $20.0 million from $1.41 billion at December 31, 2018.

Commercial loans increased by $16.0 million from December 31, 2018 to December 31, 2019, offset by decreases of $27.1 million in the residential mortgage portfolio and $8.9 million in the consumer loan portfolio.  Commercial real estate loans increased by $29.8 million while commercial and industrial loans decreased by $13.8 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018

Construction and Development	$134,710	$117,782	$102,516	$102,133	$99,867
Other Commercial Real Estate	463,748	462,686	461,427	470,667	468,840
Commercial Loans Secured by Real Estate	598,458	580,468	563,943	572,800	568,707
Commercial and Industrial	499,572	492,085	467,222	493,891	513,347
Total Commercial Loans	$1,098,030	$1,072,553	$1,031,165	$1,066,691	$1,082,054

Total deposits were $1.75 billion at December 31, 2019, down $66.8 million from $1.82 billion at September 30, 2019 and up $76.6 million, or 4.6 percent, from $1.68 billion at December 31, 2018.  Demand deposits were down $60.7 million in the fourth quarter 2019 compared to the third quarter 2019 and were up $20.0 million compared to the fourth quarter 2018.  Money market deposits and savings deposits were down $8.6 million from the third quarter 2019 and were up $30.9 million from the fourth quarter 2018.  Certificates of deposit were up $2.4 million in the fourth quarter 2019 compared to September 30, 2019 and were up $25.6 million compared to December 31, 2018.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 4Q Results / page 5 of 5

Macatawa Bank's regulatory capital ratios at December 31, 2019 continued to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, Macatawa Bank was categorized as "well capitalized" at December 31, 2019.

About Macatawa Bank Corporation
Macatawa Bank Corporation is the bank holding company for its wholly-owned subsidiary bank, Macatawa Bank.  Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past nine consecutive years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Macatawa Bank Corporation. Forward-looking statements are identifiable by words or phrases such as “outlook”, “plan” or “strategy”; that an event or trend “could”, “may”, “should”, “will”, “is likely”, or is “possible” or “probable” to occur or “continue”, has “begun” or “is scheduled” or “on track” or that the Company or its management “anticipates”, “believes”, “estimates”, “plans”, “forecasts”, “intends”, “predicts”, “projects”, or “expects” a particular result, or is “committed”, “confident”, “optimistic” or has an “opinion” that an event will occur, or other words or phrases such as “ongoing”, “future”, “signs”, “efforts”, “tend”, “exploring”, “appearing”, “until”, “near term”, “concern”, “going forward”, “focus”, “starting”, “initiative,” “trend” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, those related to future levels of earning assets, future composition of our loan portfolio, trends in credit quality metrics, future capital levels and capital needs, real estate valuation, future levels of repossessed and foreclosed properties and nonperforming assets, future levels of losses and costs associated with the administration and disposition of repossessed and foreclosed properties and nonperforming assets, future levels of loan charge-offs, future levels of other real estate owned, future levels of provisions for loan losses and reserve recoveries, the rate of asset dispositions, future dividends, future growth and funding sources, future cost of funds, future liquidity levels, future profitability levels, future interest rate levels, future net interest margin levels, the effects on earnings of changes in interest rates, future economic conditions, future effects of new or changed accounting standards, future loss recoveries, loan demand and loan growth and the future level of other revenue sources. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. All statements with references to future time periods are forward-looking. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended
	4th Qtr	3rd Qtr	4th Qtr	December 31
EARNINGS SUMMARY	2019	2019	2018	2019	2018
Total interest income	$18,435	$19,079	$18,496	$75,942	$69,037
Total interest expense	2,760	3,243	2,868	12,455	9,411
Net interest income	15,675	15,836	15,628	63,487	59,626
Provision for loan losses	-	-	850	(450)	450
Net interest income after provision for loan losses	15,675	15,836	14,778	63,937	59,176

NON-INTEREST INCOME
Deposit service charges	1,147	1,139	1,135	4,415	4,377
Net gains on mortgage loans	697	824	291	2,347	924
Trust fees	999	920	884	3,812	3,643
Other	2,246	2,330	2,095	9,154	8,559
Total non-interest income	5,089	5,213	4,405	19,728	17,503

NON-INTEREST EXPENSE
Salaries and benefits	5,784	6,272	6,265	24,679	25,207
Occupancy	940	966	948	3,994	3,931
Furniture and equipment	823	887	787	3,420	3,125
FDIC assessment	-	-	127	239	518
Problem asset costs, including losses and (gains)	139	46	(582)	253	69
Other	2,957	2,838	2,852	11,639	11,479
Total non-interest expense	10,643	11,009	10,397	44,224	44,329
Income before income tax	10,121	10,040	8,786	39,441	32,350
Income tax expense	1,949	1,882	1,743	7,462	5,971
Net income	$8,172	$8,158	$7,043	$31,979	$26,379

Basic earnings per common share	$0.24	$0.24	$0.21	$0.94	$0.78
Diluted earnings per common share	$0.24	$0.24	$0.21	$0.94	$0.78
Return on average assets	1.59%	1.59%	1.47%	1.59%	1.40%
Return on average equity	15.27%	15.69%	15.12%	15.66%	14.69%
Net interest margin (fully taxable equivalent)	3.24%	3.29%	3.46%	3.38%	3.38%
Efficiency ratio	51.26%	52.30%	51.90%	53.14%	57.47%

BALANCE SHEET DATA			December 31	September 30	December 31
Assets			2019	2019	2018
Cash and due from banks			$31,942	$50,870	$40,526
Federal funds sold and other short-term investments			240,508	319,566	130,758
Debt securities available for sale			225,249	209,895	226,986
Debt securities held to maturity			82,720	81,995	70,334
Federal Home Loan Bank Stock			11,558	11,558	11,558
Loans held for sale			3,294	1,317	415
Total loans			1,385,627	1,377,227	1,405,658
Less allowance for loan loss			17,200	17,145	16,876
Net loans			1,368,427	1,360,082	1,388,782
Premises and equipment, net			43,417	43,956	44,862
Bank-owned life insurance			42,156	41,960	41,185
Other real estate owned			2,748	3,109	3,380
Other assets			18,058	20,190	16,338

Total Assets			$2,070,077	$2,144,498	$1,975,124

Liabilities and Shareholders' Equity
Noninterest-bearing deposits			$482,499	$501,731	$485,530
Interest-bearing deposits			1,270,795	1,318,409	1,191,209
Total deposits			1,753,294	1,820,140	1,676,739
Other borrowed funds			60,000	60,000	60,000
Long-term debt			20,619	41,238	41,238
Other liabilities			18,695	11,335	6,294
Total Liabilities			1,852,608	1,932,713	1,784,271

Shareholders' equity			217,469	211,785	190,853

Total Liabilities and Shareholders' Equity			$2,070,077	$2,144,498	$1,975,124

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2019	3rd Qtr 2019	2nd Qtr 2019	1st Qtr 2019	4th Qtr 2018	2019	2018
EARNINGS SUMMARY
Net interest income	$15,675	$15,836	$15,955	$16,020	$15,628	$63,487	$59,626
Provision for loan losses	-	-	(200)	(250)	850	(450)	450
Total non-interest income	5,089	5,213	5,098	4,328	4,405	19,728	17,503
Total non-interest expense	10,643	11,009	11,334	11,238	10,397	44,224	44,329
Federal income tax expense	1,949	1,882	1,916	1,714	1,743	7,462	5,971
Net income	$8,172	$8,158	$8,003	$7,646	$7,043	$31,979	$26,379

Basic earnings per common share	$0.24	$0.24	$0.24	$0.22	$0.21	$0.94	$0.78
Diluted earnings per common share	$0.24	$0.24	$0.24	$0.22	$0.21	$0.94	$0.78

MARKET DATA
Book value per common share	$6.38	$6.22	$6.04	$5.81	$5.61	$6.38	$5.61
Tangible book value per common share	$6.38	$6.22	$6.04	$5.81	$5.61	$6.38	$5.61
Market value per common share	$11.13	$10.39	$10.26	$9.94	$9.62	$11.13	$9.62
Average basic common shares	34,080,275	34,060,796	34,042,886	34,040,380	34,031,454	34,056,200	34,018,259
Average diluted common shares	34,080,275	34,060,796	34,042,886	34,040,380	34,031,454	34,056,200	34,018,554
Period end common shares	34,103,542	34,061,080	34,042,331	34,044,149	34,045,411	34,103,542	34,045,411

PERFORMANCE RATIOS
Return on average assets	1.59%	1.59%	1.62%	1.57%	1.47%	1.59%	1.40%
Return on average equity	15.27%	15.69%	15.94%	15.81%	15.12%	15.66%	14.69%
Net interest margin (fully taxable equivalent)	3.24%	3.29%	3.45%	3.54%	3.46%	3.38%	3.38%
Efficiency ratio	51.26%	52.30%	53.84%	55.23%	51.90%	53.14%	57.47%
Full-time equivalent employees (period end)	325	327	338	332	334	325	334

ASSET QUALITY
Gross charge-offs	$33	$48	$41	$157	$1,179	$279	$1,335
Net charge-offs/(recoveries)	$(55)	$(259)	$(194)	$(266)	$776	$(774)	$174
Net charge-offs to average loans (annualized)	-0.02%	-0.08%	-0.06%	-0.08%	0.23%	-0.06%	0.01%
Nonperforming loans	$203	$211	$293	$409	$1,304	$203	$1,304
Other real estate and repossessed assets	$2,748	$3,109	$3,067	$3,261	$3,380	$2,748	$3,380
Nonperforming loans to total loans	0.01%	0.02%	0.02%	0.03%	0.09%	0.01%	0.09%
Nonperforming assets to total assets	0.14%	0.15%	0.17%	0.19%	0.24%	0.14%	0.24%
Allowance for loan losses	$17,200	$17,145	$16,886	$16,892	$16,876	$17,200	$16,876
Allowance for loan losses to total loans	1.24%	1.24%	1.26%	1.22%	1.20%	1.24%	1.20%
Allowance for loan losses to nonperforming loans	8472.91%	8125.59%	5763.14%	4130.07%	1293.18%	8472.91%	1293.18%

CAPITAL
Average equity to average assets	10.42%	10.15%	10.15%	9.93%	9.71%	10.17%	9.51%
Common equity tier 1 to risk weighted assets (Consolidated)	13.45%	13.23%	13.13%	12.55%	12.01%	13.45%	12.01%
Tier 1 capital to average assets (Consolidated)	11.49%	12.22%	12.34%	12.22%	12.12%	11.49%	12.12%
Total capital to risk-weighted assets (Consolidated)	15.77%	16.83%	16.78%	16.14%	15.54%	15.77%	15.54%
Common equity tier 1 to risk weighted assets (Bank)	14.25%	15.31%	15.27%	14.66%	14.09%	14.25%	14.09%
Tier 1 capital to average assets (Bank)	11.15%	11.88%	12.01%	11.90%	11.78%	11.15%	11.78%
Total capital to risk-weighted assets (Bank)	15.32%	16.39%	16.36%	15.73%	15.13%	15.32%	15.13%
Common equity to assets	10.51%	9.88%	10.40%	10.29%	9.67%	10.51%	9.67%
Tangible common equity to assets	10.51%	9.88%	10.40%	10.29%	9.67%	10.51%	9.67%

END OF PERIOD BALANCES
Total portfolio loans	$1,385,627	$1,377,227	$1,343,512	$1,384,567	$1,405,658	$1,385,627	$1,405,658
Earning assets	1,943,356	1,999,817	1,856,962	1,809,469	1,849,630	1,943,356	1,849,630
Total assets	2,070,077	2,144,498	1,978,405	1,925,880	1,975,124	2,070,077	1,975,124
Deposits	1,753,294	1,820,140	1,661,106	1,617,864	1,676,739	1,753,294	1,676,739
Total shareholders' equity	217,469	211,785	205,519	197,966	190,853	217,469	190,853

AVERAGE BALANCES
Total portfolio loans	$1,377,051	$1,348,417	$1,367,202	$1,399,464	$1,363,548	$1,372,905	$1,332,878
Earning assets	1,931,333	1,921,346	1,860,353	1,833,924	1,806,229	1,887,101	1,773,608
Total assets	2,055,398	2,049,006	1,978,880	1,948,301	1,918,543	2,008,302	1,888,441
Deposits	1,727,946	1,728,657	1,667,580	1,646,268	1,618,861	1,692,935	1,586,748
Total shareholders' equity	214,112	208,031	200,888	193,463	186,361	204,191	179,627